UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 15, 2013

Hubbell Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Connecticut	1-2958	06-0397030
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

40 Waterview Drive, Shelton, Connecticut		06484
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	475 882 4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2013, Hubbell Incorporated (the "Company") announced the appointment of Mr. Joseph A. Capozzoli to the position of Vice President, Controller, effective April 22, 2013. In this role, Mr. Capozzoli will be the Company's Principal Accounting Officer. Mr. Capozzoli succeeds Mr. Darrin S. Wegman who is moving into a senior management role within one of the Company’s operating divisions effective April 22, 2013.

Before joining the Company, Mr. Capozzoli, age 38, served as the Assistant Corporate Controller of Stanley Black & Decker, Inc. ("Stanley") from 2011 to April 2013, and prior to that served as Stanley's Global Operations Controller from 2010 to 2011. He also served as Director of Cost Accounting at Stanley from 2006 to 2010. Mr. Capozzoli holds a bachelor’s degree in Business Administration from LaSalle University, and an MBA in Finance from Villanova University.

In his role, Mr. Capozzoli will be eligible to receive compensation and other benefits including the following:

(i) An annual base salary of $250,000, subject to future adjustments based upon performance and assigned responsibilities.
(ii) An annual short-term incentive award ("STI") under the Company’s Incentive Compensation Plan based on a target award of 50% of his base salary.
(iii) An annual long-term incentive award pursuant to the terms of the 2005 Incentive Award Plan, as amended and restated,("Equity Plan") at a value commensurate with his position.
(iv) Certain perquisites and other benefits generally provided to senior executives of the Company including eligibility to participate in the Company's Executive Deferred Compensation Plan.
(v) In the event of a separation of employment initiated by the Company during the first year of employment (and not in connection with a change in control or for cause), salary and benefit continuation for a period of 26 weeks, a prorated portion of his annual STI award and outplacement services.
(vi) A Change in Control Severance Agreement ("CIC Agreement") pursuant to which, upon a qualifying termination (generally, a termination of employment by the Company without "Cause" or by Mr. Capozzoli for "Good Reason" in connection with a "Change in Control"), he is eligible to receive (i) a lump-sum cash severance payment equal to 2.0 times the sum of his base salary at termination and average STI award received in the preceding three years; (ii) a lump-sum cash payment of any accrued but unpaid base salary, earned but unpaid STI award, a pro rata portion of his STI target for the year of termination, and any accrued vacation pay; (iii) a lump-sum cash payment equal to the incremental value of 2.0 years of additional age and service credit under all non-qualified retirement plans in which he is eligible to participate; (iv) continued participation in medical, dental, vision and life insurance plans for 2.0 years following termination; and (v) outplacement services for up to one year following termination. The cash severance payment multiple is subject to a provision whereby the multiple is reduced in monthly increments over the two-year period following his 63rd birthday, until it reaches one times his base salary and average STI award. Payments under the CIC Agreement are offset by severance or similar payments and/or benefits he may receive under any other Company plan, program, agreement, policy, practice or arrangement.

The foregoing description is qualified in its entirety by reference to the CIC Agreement, attached hereto as Exhibit 10.1, and incorporated herein by reference. A copy of the Letter Agreement between the Company and Mr. Capozzoli is attached hereto as Exhibit 10.2.

In connection with his appointment, Mr. Capozzoli was granted 785 restricted shares of Class B Common Stock and 2,604 stock appreciation rights ("SARs") pursuant to the terms of the Equity Plan. The base price of a SAR represents the average of the high and low trading prices of the Company’s Class B Common Stock on the trading date immediately preceding the grant date. A SAR gives the holder the right to receive, once vested, the value in shares of the Company’s Class B Common Stock equal to the positive difference between the base price and the market value of a share of Class B Common Stock upon exercise. Generally, the restricted shares and SARs vest in one-third increments on each of the first three anniversaries of the grant date. Mr. Capozzoli also received a sign-on bonus of $200,000 payable in two equal installments – one within the first 30 days of employment and one on April 15, 2014, subject to his continued employment through such date.

Item 7.01 Regulation FD Disclosure.

On April 15, 2013, the Company issued a press release to announce the appointment of Mr. Capozzoli as the Company’s Vice President, Controller. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in Exhibit 99.1 is furnished under this Item 7.01 and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing thereunder or under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No. Description
10.1 Change in Control Severance Agreement, dated as of April 15, 2013, between Hubbell Incorporated and Mr. Joseph A. Capozzoli.
10.2 Letter Agreement, dated as of February 15, 2013, between Hubbell Incorporated and Mr. Joseph A. Capozzoli.
99.1 Press Release, dated as of April 15, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hubbell Incorporated

April 18, 2013	By:	Megan C. Preneta

Name: Megan C. Preneta
Title: Corporate Secretary and Assistant General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Change in Control Severance Agreement, dated as of April 15, 2013, between Hubbell Incorporated and Joseph A. Capozzoli
10.2	Letter Agreement, dated February 13, 2013, between Hubbell Incorporated and Joseph A. Capozzoli
99.1	Press Release, dated as of April 15, 2013